Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2021 FIRST QUARTER

Double-Digit Revenue and Adjusted EBITDA Growth Driven by Improving End-Market Fundamentals

OKLAHOMA CITY, Oklahoma…April 28, 2021… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the first quarter ended March 31, 2021.

First Quarter Highlights

•	Net sales of $98.1 million compared to $83.4 million in the first quarter of 2020
•	Adjusted EBITDA(1) of $17.3 million compared to $15.6 million in the first quarter of 2020
•	Commenced sales under new seven-year nitric acid offtake agreement
•	Total liquidity of approximately $56.0 million as of March 31, 2021
•	Hired senior professional to assist in our efforts in developing a green ammonia strategy

“We generated year-over-year improvement in net sales and adjusted EBITDA in the first quarter despite historically cold weather-induced shutdowns of two of our facilities in February,” stated Mark Behrman, LSB Industries’ President and CEO.  “All things considered, it was a good start to the year, and we expect to benefit in the coming quarters from the strong nitrogen industry dynamics being driven by robust agricultural demand and price improvement and the recovery of our industrial end markets as the pandemic’s effects on the economy subside.

“We’ve succeeded over the past several years at strengthening the fundamental aspects of our business, including our manufacturing reliability and efficiency, supply chain management, sales and marketing, and logistics.   While improving these core requirements for success in the chemical industry, we’ve also kept our eye on where the industry is going in the long-term.  In this regard, we have identified the clean energy market as a significant opportunity for us given our capacity to become a producer of “green ammonia.”  We view this as a growth platform for our business and believe that current ammonia producers are best positioned to be leaders in this market as it develops due to our ability to leverage our existing knowledge in ammonia manufacturing, handling, storage, and logistics.  To assist us in pursuing this opportunity, we have recently hired a senior professional who will focus on developing and executing our strategy.  We are very excited about the opportunities ahead of us in 2021 and look forward to providing updates on key initiatives and developments as we move through the year.”

_______________________________________________________________________________________________________________________________

(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

First Quarter Results Overview

	Three Months Ended March 31,
	2021		2020
	(Dollars in thousands)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 44,913	46%	$ 41,458	50%	8%
Industrial	40,275	41%	35,206	42%	14%
Mining	12,928	13%	6,747	8%	92%
	$ 98,116		$ 83,411		18%

Comparison of 2021 to 2020 quarterly periods:

•

Net sales of our agricultural products increased during the quarter relative to the prior year period driven by stronger pricing and sales volumes for ammonia and HDAN. Partially offsetting the benefit of stronger pricing was the impact of the shutdown of our Pryor and El Dorado facilities as a result of gas curtailments during the unprecedented cold weather conditions throughout the central United States in mid-February.

•

Net sales of our industrial products increased as a result of higher pricing related to a 39% rise in the Tampa ammonia benchmark price, to which many of our industrial contracts are tied.  Also benefitting industrial sales was the ramp of a new nitric acid offtake agreement along with the continued recovery of demand from several key end markets including automotive, home building and power generation, which have returned to near pre-pandemic levels of demand.  The factors benefitting industrial volumes were offset by the aforementioned weather-related plant shutdowns during February.  Mining sales increased as end markets tied to precious metals mining and quarry and construction continue to recover from pandemic related impacts.

•

The year-over-year improvement in operating loss and adjusted EBITDA was primarily the result of the higher selling prices along with stronger volumes partially offset by higher natural gas as well as overall net impact of weather-related plant shutdowns.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended March 31,
Product (tons sold)	2021	2020	% Change
Urea ammonium nitrate (UAN)	109,243	114,689	(5) %
High density ammonium nitrate (HDAN)	76,162	65,874	16%
Ammonia	22,054	20,510	8%
Other	2,750	2,946	(7) %
	210,209	204,019	3%

	Three Months Ended March 31,
Average Selling Prices (price per ton) (A)	2021	2020	% Change
UAN	$150	$ 150	0%
HDAN	$207	$ 198	4%
Ammonia	$283	$ 235	21%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial and Mining products:

	Three Months Ended March 31,
Product (tons sold)	2021	2020	% Change
Ammonia	43,193	70,528	(39) %
AN, Nitric, and Other	116,165	67,434	72%
	159,358	137,962	16%

Tampa Ammonia Benchmark (price per metric ton)	$ 348	$ 250	39%

Input Costs
Average natural gas cost/MMBtu	$ 3.15	$ 2.09	51%

Financial Position and Capital Expenditures

As of March 31, 2021, our total cash position was $14.2 million. Additionally, LSB had approximately $41.8 million of borrowing availability under its Working Capital Revolver resulting in total liquidity of approximately $56.0 million.  Total long-term debt, including the current portion, was $481.8 million at March 31, 2021 compared to $484.2 million at December 31, 2020.  The aggregate liquidation value of the Series E Redeemable Preferred at March 31, 2021, inclusive of accrued dividends of $147.7 million, was $287.5 million.

Interest expense for the first quarter of 2021 was $12.4 million compared to $13.5 million for the same period in 2020.

Capital expenditures were approximately $6.1 million in the first quarter of 2021. For the full year of 2021, total capital expenditures related to capital work to be performed in 2021 are expected to be approximately $30 million, inclusive of investments for margin enhancement purposes.

Outlook

Favorable dynamics for U.S. agriculture resulting from strong farmer incomes in 2020, increased demand for corn from China and other countries and dry conditions in South America have led to the highest corn prices in nearly eight years.  This has translated into strong demand and a significant increase in pricing for fertilizers, including Tampa ammonia, which has more than doubled in price in April 2021 relative to April 2020, and UAN and HDAN, which have increased approximately $100 per ton and $75 per ton, respectively, compared to the same time period last year.  Regarding our industrial business, key end markets including automotive, homebuilding and power generation have recovered to pre-pandemic levels and many macroeconomic forecasts point to continued expansion as the rollout of COVID-19 vaccines continues.  As of April 2021, the Tampa ammonia benchmark price, to which many industrial chemical contracts are tied, was up 118% from April 2020.  With the market trends on both sides of our business expected to continue through 2021, we anticipate significant growth in net sales and adjusted EBITDA for the full year relative to 2020.

Conference Call

LSB’s management will host a conference call covering the first quarter results on Thursday, April 29, 2021 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States and parts of Mexico and Canada. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Mark Behrman, President & CEO Cheryl Maguire, Executive Vice President & CFO (405) 235-4546	Investor Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Mike Gaudreau (212) 836-9620

LSB Industries, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended
	March 31,
	2021	2020
	(In Thousands, Except Per Share Amounts)
Net sales	$98,116	$83,411
Cost of sales	90,056	80,860
Gross profit	8,060	2,551

Selling, general and administrative expense	8,793	10,006
Other income, net	(263)	(468)
Operating loss	(470)	(6,987)

Interest expense, net	12,372	13,479
Non-operating other expense (income), net	395	(675)
Loss before benefit for income taxes	(13,237)	(19,791)
Benefit for income taxes	42	(339)
Net loss	(13,279)	(19,452)

Dividends on convertible preferred stocks	75	75
Dividends on Series E redeemable preferred stock	9,511	8,307
Accretion of Series E redeemable preferred stock	511	504
Net loss attributable to common stockholders	$(23,376)	$(28,338)

Basic and dilutive net loss per common share	$(0.82)	$(1.01)

LSB Industries, Inc.

Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$14,232	$16,264
Accounts receivable	60,503	42,929
Allowance for doubtful accounts	(378)	(378)
Accounts receivable, net	60,125	42,551
Inventories:
Finished goods	17,649	17,778
Raw materials	1,569	1,795
Total inventories	19,218	19,573
Supplies, prepaid items and other:
Prepaid insurance	10,051	12,315
Precious metals	6,674	6,787
Supplies	25,406	25,288
Other	3,258	6,802
Total supplies, prepaid items and other	45,389	51,192
Total current assets	138,964	129,580

Property, plant and equipment, net	882,816	891,198

Other assets:
Operating lease assets	27,671	26,403
Intangible and other assets, net	5,546	6,121
	33,217	32,524

	$1,054,997	$1,053,302

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	March 31,	December 31,
	2021	2020
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$57,360	$46,551
Short-term financing	8,157	13,576
Accrued and other liabilities	40,722	30,367
Current portion of long-term debt	18,082	16,801
Total current liabilities	124,321	107,295

Long-term debt, net	463,673	467,389

Noncurrent operating lease liabilities	20,244	19,845

Other noncurrent accrued and other liabilities	6,333	6,090

Deferred income taxes	31,266	30,939

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $287,493,000 ($277,982,000 at December 31, 2020)	282,123	272,101
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $3,325,000 ($3,265,000 at December 31, 2020)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,327,000 ($1,312,000 at December 31, 2020)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued	3,128	3,128
Capital in excess of par value	193,618	198,215
Accumulated deficit	(64,788)	(41,487)
	134,958	162,856
Less treasury stock, at cost:
Common stock, 1,245,461 shares (2,074,565 shares at December 31, 2020)	7,921	13,213
Total stockholders' equity	127,037	149,643
	$1,054,997	$1,053,302

LSB Industries, Inc.

Non-GAAP Reconciliations

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value (FMV) adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed turnaround activities on an annual basis; however, we have moved towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated.

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

LSB Consolidated (in thousands)	Three Months Ended March 31,
	2021	2020
	(In Thousands)

Net loss	$ (13,279)	$ (19,452)
Plus:
Interest expense	12,372	13,479
Depreciation and amortization	17,077	17,907
Provision (benefit) for income taxes	42	(339)
EBITDA	$16,212	$ 11,595
Stock-based compensation	713	495
Noncash loss (gain) on natural gas contracts	(1,205)	527
Legal fees (Leidos)	886	3,287
Loss (gain) on disposal of assets	83	(223)
FMV adjustment on preferred stock embedded derivatives	436	(637)
Consulting costs associated with Initiatives	—	576
Turnaround costs	140	—
Adjusted EBITDA	$ 17,265	$ 15,620

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural net sales as reported under GAAP in our consolidated financial statement reconciled to netback sales which is calculated as net sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended March 31,
	2021	2020
	(In Thousands)

Agricultural net sales	$ 44,913	$ 41,458
Less freight	3,626	3,970
Agricultural netback sales	$ 41,287	$ 37,488